Exhibit 99.1

Aldeyra Therapeutics Announces $7.79 Million Private Placement

Lexington, MA, January 13, 2015 Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, today announced that it has entered into a definitive purchase agreement to raise approximately $7.79 million in a private placement of common stock and warrants (the Purchase Agreement). Aldeyra plans to use the proceeds for its upcoming Phase 2 clinical trials in Sjögren-Larsson Syndrome (SLS) and noninfectious anterior uveitis, working capital, and general corporate purposes. The private placement was led by Perceptive Advisors LLC, with participation by Knoll Capital, Sphera Global Healthcare Fund, DAFNA Capital and other accredited investors.

“This financing secures new investment into the company by leading healthcare investors, and it will enable the company to broaden its near-term development plans to include systemic formulations of NS2 and to explore new clinical indications for the molecule, while at the same time strengthen the balance sheet,” said Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra. “As demonstrated with our IND filings in December of 2014 for NS2 in both SLS and noninfectious anterior uveitis, we remain on track with the execution of our business strategy and look forward to collecting further data in support of our lead product candidate.”

Pursuant to the terms of the Purchase Agreement, Aldeyra has agreed to sell an aggregate of approximately 1.1 million shares of common stock at a price of $7.00 per share. Investors will also receive warrants to purchase up to approximately 1.1 million shares of common stock at an exercise price of $9.50. The warrants will expire 3 years from the date on which the warrants are issued. The warrants do not include a net-exercise feature. The warrants may be redeemed by Aldeyra at a price of $0.001 per share upon notice to the holders thereof in the event that the closing bid for Aldeyra’s common stock for each of the fifteen consecutive trading days prior to such redemption is at least $20.00 per share and the average trading volume of Aldeyra’s common stock during such period is 50,000 shares per day. Following Aldeyra’s notification to the warrantholders of its exercise of the redemption right under the warrants, each warrantholder will have the option to exercise their warrants prior to the redemption date rather than having them redeemed.

In addition, Aldeyra is required to file a registration statement for the resale of the shares of common stock issued and issuable pursuant to the warrants. The closing of the offering is subject to the satisfaction of customary closing conditions.

Laidlaw & Company (UK) Ltd. is acting as sole placement agent in connection with this offering.

The securities sold as part of the Purchase Agreement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Aldeyra has agreed to file a registration statement with the SEC registering the resale of the shares of common stock and the shares underlying the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra plans to initiate Phase II clinical studies of NS2 in Sjögren-Larsson Syndrome and noninfectious anterior uveitis in early 2015. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, among other things, the expected closing and closing date of the financing and the use of proceeds of the financing. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “aim,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval to conduct clinical trials and to commercialize Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

David Burke

The Ruth Group

Tel: +1 646-536-7009

dburke@theruthgroup.com